UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2011

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective October 23, 2000, the Securities and Exchange Commission (the “SEC”) adopted rules related to insider trading. One of these rules, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provides an exemption to the insider trading rules in the form of an affirmative defense. Rule 10b5-1 recognizes the creation of formal programs under which executives and other insiders may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into at a time when the plan participants are not aware of material non-public information and that otherwise comply with the requirements of Rule 10b5-1.

On January 28, 2003, the Board of Directors of Health Care REIT, Inc. (the “Company”) adopted a resolution modifying its insider trading policy to allow insiders to sell securities of the Company pursuant to pre-arranged trading plans.

On September 19, 2011, Jeffrey H. Miller, Executive Vice President-Operations and General Counsel of the Company, entered into a plan pursuant to which he instructed his broker to sell up to 1,100 shares of the Company’s common stock and to exercise options and sell up to 21,225 shares of the Company’s common stock during the period between October 3, 2011 and August 31, 2012. Mr. Miller’s broker may exercise and sell up to 2,000 shares per month, not including any unsold shares that might be carried over from previous months.

On September 20, 2011, Scott A. Estes, Executive Vice President and Chief Financial Officer of the Company, entered into a plan pursuant to which he instructed his broker to exercise options and sell up to 9,000 shares of the Company’s common stock during the period between October 3, 2011 and April 30, 2012. Mr. Estes’s broker may exercise and sell up to 1,500 shares per month, not including any unsold shares that might be carried over from previous months.

Reports of the details of actual sales under the plans will be filed by Messrs. Miller and Estes on Form 4s in accordance with SEC regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ George L. Chapman
George L. Chapman Its: Chairman, Chief Executive Officer and President

Dated: September 20, 2011